Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated March 27, 2013, with respect to the consolidated financial statements of John Hancock Life Insurance Company (U.S.A.) and the financial statements of John Hancock Life Insurance Company (U.S.A.) Separate Account W, included in the Statement of Additional Information and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account W incorporated by reference in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4 No. 333-164145).

/s/ Ernst & Young LLP

Boston, Massachusetts

October 7, 2013